UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	October 6, 2004

Pacific Biometrics, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-21537	93-1211114
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

220 West Harrison St., Seattle, WA		98119
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code	206-298-0068

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01. Entry into a Material Definitive Agreement.

On October 6, 2004, we entered into a new at-will employment agreement with our Chief Scientific Officer, Dr. Elizabeth Leary. Under the employment agreement, effective as of October 1, 2004, Dr. Leary's employment status was changed to full salary at an annual rate of $190,000 per year, plus participation in an executive bonus plan. Under the bonus plan, Dr. Leary would be entitled to up to a 20% bonus based upon achievement of certain performance criteria during the 12-month period beginning October 1, 2004. The new agreement replaces in its entirety her prior employment agreement. Under her prior agreement, Dr. Leary received an annual salary of $60,000, plus an hourly rate of $60 for each hour worked in excess of 88 hours per month, plus certain sales commissions based on net sales by us from new or existing customers. In connection with the new employment agreement, Dr. Leary also entered into our standard form of Employee Confidential Information and Inventions Agreement.

Also on October 6, 2004, we received a signed work order for a new clinical laboratory study, with a budget estimate of approximately $1.65 million. We currently anticipate that work on this study will commence in March 2005.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Pacific Biometrics, Inc. (Registrant)

October 8, 2004	By:	Ronald R. Helm

Name: Ronald R. Helm
Title: Chief Executive Officer and President